EXHIBIT 2

Schedule A

Transactions during the past 60 days

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Min	Max
2/10/2025	Short Sale	300,000	$3.11	$3.10	$3.25
2/13/2025	Short Sale	100,000	$3.41	$3.30	$3.60
3/3/2025	Purchase	300,000	$1.64	$1.55	$1.75
3/3/2025	Purchase	300,000	$1.86	$1.60	$2.30
3/3/2025	Purchase	500,000	$1.63	$1.55	$1.73
3/3/2025	Purchase	400,000	$1.49	$1.45	$1.52
3/3/2025	Purchase	810,763	$1.43	$1.37	$1.49
3/3/2025	Purchase	900,000	$1.59	$1.48	$1.66
3/3/2025	Purchase	1,000,000	$1.72	$1.62	$1.85
3/3/2025	Purchase	31,574	$1.47	$1.42	$1.49
3/4/2025	Purchase	157,663	$1.46	$1.39	$1.56
3/4/2025	Purchase	1,000,000	$1.35	$1.27	$1.50
3/4/2025	Purchase	2,369	$1.33	$1.31	$1.36
3/5/2025	Purchase	312,102	$1.37	$1.26	$1.50
3/6/2025	Purchase	62,784	$1.60	$1.48	$1.64
3/6/2025	Purchase	330	$1.60	$1.59	$1.61
3/7/2025	Purchase	244,736	$1.62	$1.56	$1.65
3/10/2025	Purchase	236,723	$1.51	$1.39	$1.65

*The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of shares purchased or sold at each price within the ranges set forth in the table above.